Exhibit 13

PRIVILEGED and CONFIDENTIAL

Execution Version

Deed of Adherence

This Deed of Adherence (this “Deed”) is entered into on September 16, 2020

BY: Mr. Joseph Chow (“Mr. Chow”), a citizen of the United States of America

RECITALS:

(A)                 On September 18, 2019, that certain consortium agreement (as amended by amendment no. 1 thereto (the “Amendment No. 1”) dated as of January 23, 2020, the “Consortium Agreement”) was entered into by and among the parties listed on Annex A to this Deed (as supplemented by the Amendment No. 1, the “Existing Parties”), pursuant to which the Existing Parties proposed to, among other things, undertake the Transaction (as defined in the Consortium Agreement).

(B)                 Mr. Chow will be admitted to the Buyer Consortium (as defined in the Consortium Agreement) as “Additional Party” and will be designated as “Initial Consortium Member” pursuant to Section 1.4 of the Consortium Agreement.

(C)                 Mr. Chow now wishes to participate in the Transaction contemplated under the Consortium Agreement as a member of the Buyer Consortium by executing this Deed, and to be bound by the terms of the Consortium Agreement as an Initial Consortium Member thereto.

THIS DEED WITNESSES as follows:

1.	Defined Terms And Construction

(a)	Capitalized terms used but not defined herein shall have the meaning set forth in the Consortium Agreement.

(b)	This Deed shall be incorporated into the Consortium Agreement as if expressly incorporated into the Consortium Agreement.

2.	Undertakings

(a)	Assumption of obligations

Mr. Chow undertakes to each other Party to the Consortium Agreement that he will, with effect from the date hereof, perform and comply with each of the obligations of an Initial Consortium Member as if he had been an Initial Consortium Member under the Consortium Agreement at the date of execution thereof and the Existing Parties agree that where there is a reference to a “Initial Consortium Member” it shall be deemed to include a reference to Mr. Chow and with effect from the date hereof, all the rights of an Initial Consortium Member provided under the Consortium Agreement will be accorded to Mr. Chow as if he had been an Initial Consortium Member under the Consortium Agreement at the date of execution thereof. The number of Rollover Securities of Mr. Chow and/or the amount of Cash Contribution proposed to be made by Mr. Chow and the Contemplated Ownership Percentage of Mr. Chow are set forth in Schedule A hereto.

3.	Representations And Warranties

(a)	Mr. Chow represents and warrants to each of the other Parties as follows:

(1)	Due Authorization

He has full power and authority to execute and deliver this Deed, and to perform his obligations hereunder.

(2)	Legal, Valid and Binding Obligation

This Deed has been duly executed and delivered by Mr. Chow and constitutes the legal, valid and binding obligation of Mr. Chow, enforceable against him in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and other Laws affecting creditors’ rights generally and general principles of equity).

(3)	Ownership

As of the date of this Deed, (i) Mr. Chow is the sole Beneficial Owner of and has good and valid title to the Company Securities set forth opposite its name in Schedule B hereto, free and clear of any Liens, other than any Liens pursuant to this Deed, or arising under the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws. As of the date of this Deed, subject to the last sentence of this Section 3(a)(3), Mr. Chow’s Company Securities listed in Schedule B hereto constitute all of the Ordinary Shares, Company Options and Company Restricted Share (and any other securities convertible, exercisable or exchangeable into or for any Ordinary Shares) Beneficially Owned or owned of record by it. Except as otherwise indicated on Schedule B hereto, Mr. Chow is and will be the sole record holder and Beneficial Owner of the Covered Securities and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Deed and the Consortium Agreement with respect to the Covered Securities. Mr. Chow has not taken any action described in Section 4.7 of the Consortium Agreement.

(4)	Reliance

Mr. Chow acknowledges that the Existing Parties have consented to the admission of him to the Buyer Consortium on the basis of and in reliance upon (among other things) the representations and warranties in Sections 3(a)(1) to 3(a)(3) above, and the Existing Parties’ consent was induced by such representations and warranties.

4.	Miscellaneous

Article VIII (Notices), Section 7.2 (Confidentiality) and Section 10.8 (Governing Law and Venue) of the Consortium Agreement shall apply mutatis mutandis to this Deed.

[Signature page follows.]

IN WITNESS WHEREOF, Mr. Chow has executed this Deed as a deed and delivered this Deed as of the day and year first above written.

EXECUTED AS A DEED BY	)

JOSEPH CHOW	)

)

)

)

/s/ Joseph Chow	)

in the presence of

Signature: /s/ Yuan Liu__________________

Name: Yuan Liu

Occupation: Secretary of CBPO CEO

Address: 18F, Jialong International Tower, No. 19 Chaoyang Park Road,

Chaoyang District, Beijing, 100125, China

Notice details:

Address: 18F, Jialong International Tower, No. 19 Chaoyang Park Road,

Chaoyang District, Beijing, 100125, China

Attention: Joseph Chow

Annex A

Existing Parties

Beachhead Holdings Limited

Double Double Holdings Limited

Point Forward Holdings Limited

PW Medtech Group Limited (普华和顺集团公司)

Parfield International Ltd.

CITIC Capital China Partners IV, L.P.

HH Sum-XXII Holdings Limited

V-Sciences Investments Pte. Ltd

Schedule A
Contributions to Holdco and Contemplated Ownership Percentage

Schedule B
Beneficial Ownership of Company Securities